EXHIBIT 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

OCCULOGIX, INC.

OCUSENSE ACQUIRECO, INC.

and

OCUSENSE, INC.

April 22, 2008

Execution Copy

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Investor Representation Statement
Exhibit B	Form of Indemnity

-ii-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of April 22, 2008 by and among OccuLogix, Inc., a Delaware corporation (“Parent”), OcuSense Acquireco, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and OcuSense, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the boards of directors of Parent, Merger Sub and the Company believe it is in the best interests of their respective companies and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated hereby.

WHEREAS, pursuant to the Merger, Merger Sub will merge with and into the Company whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as a wholly-owned subsidiary of Parent, and all of the outstanding capital stock of the Company will be converted into the right to receive the consideration set forth herein.

WHEREAS, the Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations and warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements and other covenants set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1           Certain Definitions.  For all purposes of and under this Agreement, the capitalized terms set forth below shall have the respective meanings ascribed thereto below:

“Affiliate” of a person shall mean any other person or entity under common control with such person within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Certificate” shall have the meaning ascribed to the term in Section 2.8(c).

“Certificate of Merger” shall have the meaning ascribed to the term in Section 2.2.

“CGCL” shall mean the California General Corporations Law.

“Closing” shall have the meaning ascribed to the term in Section 2.2.

“Closing Date” shall have the meaning ascribed to the term in Section 2.2.

“Closing Price” shall mean, for any date, the closing price per share of the Parent Common Stock for such date (or the nearest preceding date) on the primary Trading Market.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Authorizations” shall have the meaning ascribed to the term in Section 3.16.

“Company Capital Stock” shall mean the Company Common Stock and any other shares of capital stock of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, $0.001 par value per share, of the Company.

“Company Current Balance Sheet” shall have the meaning ascribed to the term in Section 3.7.

“Company Current Balance Sheet Date” shall have the meaning ascribed to the term in Section 3.7.

“Company Disclosure Schedule” shall have the meaning ascribed to the term in Article III.

“Company Financial Statements” shall have the meaning ascribed to the term in Section 3.7.

“Company Insurance Policy” shall have the meaning ascribed to the term in Section 3.14.

“Company Leased Real Property” shall have the meaning ascribed to the term in Section 3.12.

“Company Material Adverse Effect” shall mean any change, event or effect that has had, or is reasonably likely to have, a material adverse effect on the business, assets (whether tangible or intangible), Liabilities, financial condition, results of operations, prospects or capitalization of the Company, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a “Company Material Adverse Effect”:  (i) any adverse event, circumstance, change or effect to the extent attributable to changes or conditions generally affecting the industries and segments in which the Company operates, the U.S. economy as a whole or foreign economies in any location where the Company has operations or sales, other than such changes or conditions that have a materially disproportionate adverse effect on the Company relative to other companies in the same or similar industry; (ii) changes in general economic, market or political conditions, other than such changes that have a materially disproportionate adverse effect on the Company relative to other companies in the same or similar industry; (iii) any adverse event, circumstance, change or effect resulting from or relating to compliance with the terms and conditions of, or the taking of any action required by, this Agreement, including the public announcement of the execution of this Agreement; and (iv) changes in GAAP or changes in the laws or regulations (or the interpretation thereof) affecting GAAP as it pertains to the Company.

“Company Material Contract” shall have the meaning ascribed to the term in Section 3.13(a).

“Company Options” shall mean options (including commitments to grant options or other rights) to purchase or otherwise acquire Company Capital Stock (whether or not vested) granted or otherwise issued under the Company Stock Option Plan.

“Company Stock Option Plan” shall mean the Company’s Incentive Stock Plan, as amended.

“Company Warrants” shall mean warrants to purchase or otherwise acquire Company Capital Stock.

“Conflict” shall have the meaning ascribed to the term in Section 3.3.

“Contract” shall mean any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning ascribed to the term in Section 2.7(a).

“Effective Time” shall have the meaning ascribed to the term in Section 2.2.

“Eligible Market” shall mean any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Market, the Nasdaq Capital Market or the Toronto Stock Exchange.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning ascribed to the term in Section 2.8(a).

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Authority” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

“Intellectual Property” shall mean any or all of the following:  (i) works of authorship, including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, data and mask works; (ii) inventions (whether or not patentable), discoveries, improvements and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks and service marks; (vi) domain names, web addresses and sites; (vii) tools, methods and processes; and (viii) any and all instantiations of the foregoing, in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) domain name registrations, (vi) trademarks, trade names and service marks, and registrations and registration applications therefor, (vii) analogous rights to those set forth above and (viii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

“Knowledge” shall mean the knowledge of the directors, officers and other management level employees of the Company or Parent, as the case may be; provided, however, that such person shall have made reasonable inquiry of those employees and consultants of the Company or Parent, as the case may be, who would reasonably be expected to have knowledge of the matter in question; provided, further, however, that if any such person shall not make such reasonable inquiry, then such person shall be deemed to have knowledge of those facts or matters that such person would reasonably be expected to have, had such person made such inquiry.

“Liability” or “Liabilities” shall mean any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind whatsoever.

“Merger Shares” shall have the meaning ascribed to the term in Section 2.6(b).

“Minority Percentage” shall mean the percentage that the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, after giving effect to the first sentence of Section 2.6(b), that is held by Stockholders other than Parent, represents of the total number of issued and outstanding shares of Company Capital Stock immediately prior to the Effective Time, without giving effect to Section 2.6(c), held by all Stockholders, including Parent.

“Option Exchange Ratio” shall have the meaning ascribed to the term in Section 2.6(d)(i).

“Parent Affiliate” shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Parent Authorizations” shall have the meaning ascribed to the term in Section 4.16.

“Parent Common Stock” shall mean shares of the common stock, par value $0.001 per share, of Parent.

“Parent Current Balance Sheet” shall have the meaning ascribed to the term in Section 4.7.

“Parent Current Balance Sheet Date” shall have the meaning ascribed to the term in Section 4.7.

“Parent Disclosure Schedule” shall have the meaning ascribed to the term in Article IV.

“Parent Financial Statements” shall have the meaning ascribed to the term in Section 4.7.

“Parent Insurance Policy” shall have the meaning ascribed to the term in Section 4.14.

“Parent Leased Real Property” shall have the meaning ascribed to the term in Section 4.12(a).

“Parent Material Adverse Effect” shall mean a material adverse effect on the business, assets (including intangible assets), Liabilities, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a “Parent Material Adverse Effect”:  (i) any adverse event, circumstance, change or effect to the extent attributable to changes or conditions generally affecting the industries and segments in which Parent operates, the U.S. economy as a whole or foreign economies in any location where Parent has operations or sales, other than such changes or conditions that have a materially disproportionate adverse effect on Parent and its subsidiaries, taken as a whole, relative to other companies in the same or similar industry; (ii) changes in general economic, market or political conditions, other than such changes that have a materially disproportionate adverse effect on Parent and its subsidiaries, taken as a whole, relative to other companies in the same or similar industry; (iii) any adverse event, circumstance, change or effect resulting from or relating to compliance with the terms and conditions of, or the taking of any action required by, this Agreement, including the public announcement of the execution of this Agreement; and (iv) changes in GAAP or changes in the laws or regulations (or the interpretation thereof) affecting GAAP as it pertains to Parent.

“Parent Material Contract” shall have the meaning ascribed to the term in Section 4.13(a).

“Parent Plan” shall have the meaning ascribed to the term in Section 4.14(a).

“Parent SEC Documents” shall have the meaning ascribed to the term in Section 4.19.

“Parent 10-K” shall have the meaning ascribed to the term in Section 4.3.

“Per Company Common Share Merger Consideration” shall mean a fraction equal to (i) $18,000,000 multiplied by the Minority Percentage, divided by (ii) the number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (for greater certainty, after giving effect to the first sentence of Section 2.6(b) and to Section 2.6(c)).

“Returns” shall have the meaning ascribed to the term in Section 3.10(a).

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Spreadsheet” shall have the meaning ascribed to the term in Section 6.5.

“Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.

“Subsidiary” of any person shall mean any corporation, partnership, limited liability company, association, trust, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, association, trust, joint venture or other legal entity.

“Surviving Corporation” shall have the meaning ascribed to the term in Section 2.1.

“Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in the foregoing clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (iii) any liability for the payment of any amounts of the type described in the clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Trading Day” shall mean (i) any day on which the Parent Common Stock is listed or quoted and traded on its primary Trading Market, (ii) if the Parent Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the Nasdaq Global Market (or any successor thereto), or (iii) if trading ceases to occur on the Nasdaq Global Market (or any successor thereto), any day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to be closed.

“Trading Market” shall mean the Nasdaq Global Market or any other Eligible Market, or any other national securities exchange, market or trading or quotation facility, in each case, on which the Parent Common Stock is then listed or quoted.

“Trading Price” shall mean the average closing sale price of a share of Parent Common Stock on the Nasdaq Global Market (or, if the Parent Common Stock is not then listed on the Nasdaq Global Market, any other national securities exchange, market or trading or quotation facility, in each case, on which the Parent Common Stock is then listed or quoted) for the 15-trading day period ending on the day immediately prior to the date on which such Trading Price is determined.

1.2           Certain Interpretations.

(a)           When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement, unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement, unless otherwise indicated.  When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement, unless otherwise indicated.

(b)           The words “include”, “includes” and “including”, when used herein, shall be deemed, in each case, to be followed by the words “without limitation”.

(c)           The headings contained in this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement.

(d)           References to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(e)           The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1           The Merger.  At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent.  The Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation”.

2.2           Closing and Effective Time.  Unless this Agreement is earlier terminated pursuant to Article VIII, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), the parties hereto shall consummate the Merger and the other transactions contemplated hereby at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 12235 El Camino Real, Suite 200, San Diego, California, 92130, unless another time or place is mutually agreed upon in writing by Parent, Merger Sub and the Company.  The date upon which the Closing shall actually occur shall be referred to herein as the “Closing Date”.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) in customary form and substance with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).

2.3           Legal Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided under the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4           Certificate of Incorporation and Bylaws.

(a)           Certificate of Incorporation.  Unless otherwise determined by Parent prior to the Effective Time, as of the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

(b)           Bylaws.  Unless otherwise determined by Parent prior to the Effective Time, as of the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.5           Directors and Officers.

(a)           Directors.  Unless otherwise determined by Parent prior to the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their successors are duly elected and qualified.

(b)           Officers.  Unless otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation, until their successors are duly appointed and qualified.

2.6           Capital Stock of Constituent Corporations.

(a)           Merger Sub Capital Stock.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of corresponding capital stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares of capital stock of Merger Sub shall continue to evidence ownership of such shares of corresponding capital stock of the Surviving Corporation.

(b)           Company Capital Stock.  Immediately prior to the Effective Time, (i) each share of each series of Preferred Stock held by Stockholders that is issued and outstanding (other than Dissenting Shares) will be converted into Company Common Stock and (ii) subject to Section 2.6(e), each Company Warrant shall be deemed exercised on a cashless basis and converted into Company Common Stock in accordance with its terms.  Then, subject to the terms of this Agreement (including Sections 2.6(e), (f) and Section 2.8), at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive (without interest) a pro rata share, based on shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, of an aggregate number of shares of validly issued, fully paid and non-assessable Parent Common Stock equal to the quotient obtained by dividing (i) $18,000,000 multiplied by the Minority Percentage by (ii) $0.10 (the “Merger Shares”).

(c)           Parent- or Company-Owned Company Capital Stock.  Notwithstanding Section 2.6(b), each share of Company Capital Stock held by Parent or the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(d)           Company Options.

(i)            Company Options.  At the Effective Time, each then outstanding Company Option, whether or not exercisable at the Effective Time and regardless of its exercise price, will be assumed by Parent.  Each Company Option assumed by Parent under this Agreement will continue to have, and be subject to, its original terms and conditions, as set forth in the documents evidencing such Company Option (including the Company’s Incentive Stock Option Plan, as amended, and any stock option agreement), in effect immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each such Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (defined below), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent.  Each assumed Company Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, except to the extent that such Company Option, by its terms as of the Effective Time, provides for acceleration of vesting upon the Effective Time.  For purposes of this Agreement, “Option Exchange Ratio” shall mean a fraction equal to (A) the Per Company Common Share Merger Consideration divided by (B) the volume-weighted average Closing Price for the 15-Trading Day period immediately preceding the Closing Date.  At least 10 days prior to the Effective Time, the Company shall notify each holder of Company Options that they will be assumed by Parent in accordance with this Section 2.6(d)(i) and shall obtain the written consent of each holder of Company Options to such assumption by Parent.

(ii)           Incentive Stock Options.  The conversion of Company Options provided for in Section 2.6(d)(i), with respect to any Company Option which is intended to be an “incentive stock option” (as defined in Section 422 of the Code), shall be effected in a manner consistent with Section 424(a) of the Code.

(e)            Company Warrants.  At least 10 days prior to the Effective Time, the Company shall notify each holder of Company Warrants that Company Warrants will not be assumed and converted by Parent or Merger Sub and that, therefore, all Company Warrants will be deemed exercised on a cashless basis immediately prior to the Effective Time and converted into Company Common Stock in accordance with their terms.

(f)            Certificate Legends.  The certificates evidencing shares of Parent Common Stock to be issued pursuant to this Section 2.6 shall bear the following legend (in addition to any other legend required by law):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO, (II) IN COMPLIANCE WITH RULE 144 OR (III) PURSUANT TO AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(g)           Fractional Shares.  Notwithstanding anything to the contrary set forth herein, no fraction of a share of Parent Common Stock will be issued.  In lieu thereof, each Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such Stockholder) shall be entitled to receive from Parent one additional whole share of Parent Common Stock.

(h)           Adjustments.  The definitions above shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), or other distribution in respect of Parent Common Stock, reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

2.7           Dissenting Shares.

(a)           Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock (“Dissenting Shares”) held by a Stockholder who has not effectively withdrawn or lost such Stockholder’s dissenters’ rights under the DGCL or Chapter 13 of the CGCL, as applicable, shall not be converted into, or represent a right to receive, the consideration for Company Capital Stock set forth in Section 2.6 hereof, but such Stockholder shall only be entitled to such rights as are provided by the DGCL or CGCL, as applicable.

(b)           Notwithstanding the provisions of Section 2.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under the DGCL or CGCL, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 2.6, without interest thereon, upon surrender of the Certificate representing such Dissenting Shares.

2.8           Exchange of Certificates.

(a)           Exchange Agent.  Mellon Investor Services LLC shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b)           Parent to Provide Merger Shares.  Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this 0, the Merger Shares issuable pursuant to Section 2.6(b).

(c)           Exchange Procedures.  On or promptly after the Effective Time, and in any event within 20 business days after the Effective Time, Parent shall mail, or cause to be mailed, to each holder of record of shares of Company Common Stock (the certificates evidencing such shares being referred to herein as a “Certificate” and, collectively, as “Certificates”), at the address set forth opposite each such holder’s name on the Spreadsheet, a letter of transmittal in customary form and substance (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form, and have such other provisions as Parent and the Company may reasonably specify, and contain an agreement to be bound by the indemnification provisions hereof) and instructions for use in effecting the surrender of Certificates in exchange for shares of Parent Common Stock pursuant to Section 2.6.  Upon surrender of a Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive from the Exchange Agent, in exchange therefor, a certificate representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.6(b).  Until so surrendered, each Certificate outstanding after the Effective Time will be deemed for all corporate purposes to evidence only the right to receive the Merger Shares pursuant to Section 2.6.

(d)           Distributions With Respect to Shares Not Surrendered.  No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any Certificate that has not been surrendered with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate to the Exchange Agent in accordance with this Section 2.8.  Subject to applicable law, following surrender of any such Certificate, there shall be paid to the holder of record of the certificates representing whole shares of Parent Common Stock issued in exchange for the surrender of such Certificate, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

(e)           Transfers of Ownership.  If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered on the books and records of the Company and as set forth in the Spreadsheet, it will be a condition of the issuance or delivery thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have (i) paid to Parent, or any agent designated by Parent, any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or (ii) established to the satisfaction of Parent, or any agent designated by Parent, that such Tax has been paid or is not payable.

(f)           No Liability.  Notwithstanding anything to the contrary in this Section 2.8, none of the Exchange Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.9           No Further Ownership Rights in Company Capital Stock.  The shares of Parent Common Stock paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10           Lost, Stolen or Destroyed Certificates.  In the event any Certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the holder of such lost, stolen or destroyed Certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement, in form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been so lost, stolen or destroyed.

2.11           Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated under the Code.  None of the parties hereto has taken or will take any action, or knows of any fact or circumstance, that would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.12           Further Assurances.  If, at any time after the Effective Time, any further lawful action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the officers and directors of the Company, Parent and Merger Sub shall be fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied as of the date hereof by the Company to Parent (the “Company Disclosure Schedule”), as follows, as of the date hereof and as of the Effective Time:

3.1           Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the corporate power to own its properties and to carry on its business as currently conducted.  The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would have a Company Material Adverse Effect.  The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date and in full force and effect on the date hereof, to Parent.

3.2           Authority.  The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby.  The board of directors of the Company has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.3           No Conflicts.  The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not (x) conflict with or result in any violation of or default under (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Certificate of Incorporation and Bylaws of the Company, (ii) any Contract to which the Company is a party or to which any of its properties or assets is subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets or (y) result in the imposition or creation of any Lien upon, or with respect to, any of the assets owned or used by the Company.

3.4           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any third party, including a party to any Contract with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the requisite approval of the Stockholders and Parent’s stockholders, as contemplated herein, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.5           Company Capital Structure.

(a)           The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and 3,350,000 shares of Preferred Stock, of which 2,600,000 are designated Series A Preferred Stock and 750,000 are designated Series B Preferred Stock.  As of the date hereof, the capitalization of the Company is as set forth in Section 3.5(a) of the Disclosure Schedule.  The total number of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time (assuming the conversion, exercise or exchange of all securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock and the exercise of all Company Options) will be as set forth in Section 3.5(a) of the Company Disclosure Schedule.  The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 3.5(a) of the Disclosure Schedule.  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.  All outstanding shares of Company Capital Stock and all outstanding Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in compliance with all applicable federal, state, foreign or local statutes, laws, rules and regulations, including federal and state securities laws.  The Company has not, and will not have, suffered or incurred any Liability relating to, or arising out of, the issuance or repurchase of any shares of Company Capital Stock or Company Options or out of any agreements or arrangements relating thereto.  There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.  The Company has no other capital stock issued or outstanding.

(b)           Except for the Company Stock Option Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person.  Section 3.5(a) of the Company Disclosure Schedule sets forth, (i) for each outstanding Company Option, the name of the holder of such Company Option, the number and type of shares of Company Capital Stock issuable upon the exercise of such Company Option and the exercise price of such Company Option and (ii) for each outstanding Company Warrant, the name of the holder of such Company Warrant, the number and type of shares of Company Capital Stock issuable upon the exercise of such Company Warrant and the exercise price of such Company Warrant.  Except for the Company Options and the Company Warrants, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, or change the price of or otherwise amend or enter into, any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock or profit participation rights, or other similar rights, with respect to the Company.  Except as contemplated hereby, there are no voting trusts or proxies, or other agreements or understandings, with respect to the voting stock of the Company.  As a result of the Merger, Parent will be the sole holder of record and the sole beneficial holder of all issued and outstanding shares of Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

3.6           Subsidiaries.  The Company does not have, and has never had, any subsidiaries or any “affiliated” companies (within the meaning of Rule 145 promulgated under the Securities Act) and does not otherwise own, and has never otherwise owned, any shares of capital stock or any interest in, and does not control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

3.7           Financial Statements.  Section 3.7 of the Company Disclosure Schedule sets forth the Company’s unaudited balance sheet as of March 31, 2008, and the related unaudited statements of income, cash flow and stockholders’ equity for the three-month period then ended, and the unaudited balance sheets as of December 31, 2007 and 2006 and the related unaudited statements of income, cash flow and stockholders’ equity for the twelve-month periods then ended (the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Company Financial Statements do not contain footnotes and other presentation items that may be required by GAAP).  The Company Financial Statements present fairly, in all material respects, the Company’s financial condition and operating results as of the dates and during the periods indicated therein.  The Company’s unaudited balance sheet as of March 31, 2008, is referred to hereinafter in this Article III as the “Company Current Balance Sheet”, and the date thereof is referred to herein as the “Company Current Balance Sheet Date”.  The Company maintains, and shall continue to maintain, an adequate system of internal controls established and administered in accordance with GAAP.

3.8           No Undisclosed Liabilities.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company has no Liability (whether or not required to be reflected in financial statements in accordance with GAAP), except Liabilities (i) incurred reflected in the Company Current Balance Sheet or (ii) incurred in the ordinary course of business consistent with past practices since the Company Current Balance Sheet Date and which do not exceed $25,000 in the aggregate.

3.9           No Changes.  Since the Company Current Balance Sheet Date through the date hereof, except with respect to the transactions contemplated hereby, (i) the business of the Company has been conducted in the ordinary course and consistent with past practices, (ii) there has not been any employment dispute, including any claims or matters raised by any individuals or any workers’ representative organization or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company, and (iii) there has not been any destruction of or damage to, or loss of, any material assets or business of the Company or any significant customer or significant supplier (whether or not covered by insurance).

3.10           Taxes

(a)           As of the Closing Date, the Company will have (i) prepared and timely filed all material federal, state, local and foreign returns for the tax year ended December 31, 2007 and all other required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations, and all such Returns are, or will be, true and correct and have been, or will be, completed in accordance with applicable law and (ii) timely paid all material Taxes it is required to pay.

(b)           As of the Closing Date, the Company will have timely paid or withheld with respect to its employees all federal, state and foreign income taxes and social security charges and similar fees, including under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act, and all other Taxes required to be withheld, and will have timely paid such Taxes withheld over to the appropriate authorities.

(c)           There is no Tax deficiency outstanding, assessed or proposed against the Company, and the Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)           No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(e)           The Company has made available to Parent or its legal counsel copies of all Returns for the Company filed for all periods since its inception.

(f)           There are (and immediately following the Effective Time, there will be) no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(g)           None of the Company’s assets is treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(h)           The Company has (i) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group, the common parent of which was the Company), (ii) never been a party to any Tax sharing, indemnification or allocation agreement and (iii) no Liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement or otherwise.

(i)           The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(j)           No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally, by any Tax authority to the Company or any representative thereof.

(k)           The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(l)           No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Returns that it is, or may be, subject to taxation by that jurisdiction.

(m)           The Company has not engaged in a transaction that is the same as, or substantially similar to, one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction, as set forth in Treasury Regulation §1.6011-4(b)(2).

3.11          Restrictions on Business Activities.  Section 3.11 of the Company Disclosure Schedule sets forth a complete and accurate list of each Contract (non-competition or otherwise), judgment, injunction, order or decree to which the Company is a party, or that is otherwise binding upon the Company, which has, or may reasonably be expected to have, the effect of prohibiting or impairing any business practice of the Company (including any restrictions on selling, licensing, manufacturing or otherwise distributing any of its technology or products or providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person.)

3.12          Properties

(a)           The Company does not own any real property, nor has the Company ever owned any real property.  Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property currently leased by the Company or otherwise used or occupied by the Company for the operation of the Company’s business (the “Company Leased Real Property”), the name of the lessor, the name and date of each lease agreement related thereto and each amendment thereto.  The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases and agreements for the leasing, use or occupancy of, or otherwise granting a right in, or relating to, the Company Leased Real Property, including all amendments, terminations and modifications thereof, and there are no other lease agreements for real property affecting the Company Leased Real Property or by which the Company is bound.  All such lease Contracts are valid and enforceable, and the Company is not in default under any of them, and no rentals are past due, and no circumstance exists, which, with notice, the passage of time or both, could constitute a default under any such Contract.  The Company has received no notice of a default, or alleged failure to perform, or any offset or counterclaim, with respect to any such Contract, which has not been fully remedied or withdrawn.  The consummation of the Merger and the other transactions contemplated hereby will not affect the enforceability against any person of any such Contract or the Company’s rights to the continued use and possession of the Company Leased Real Property for the conduct of business as presently conducted.  The Company Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties and is structurally sufficient and otherwise suitable for the conduct of the Company’s business as presently conducted.

(b)           The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which do not detract from the value of, or interfere with the present use of, the property subject thereto or affected thereby.  The foregoing assets and the Company’s Intellectual Property and the Company’s Intellectual Property Rights constitute all of the assets used in, and necessary for, the Company’s business as currently conducted or currently contemplated to be conducted.

(c)           Section 3.12(c) of the Company Disclosure Schedule contains a complete and accurate list of all material items of equipment owned or leased by the Company, and such equipment is adequate for the conduct of the Company’s business, as currently conducted and as currently contemplated to be conducted, and is in good operating condition, regularly and property maintained, subject to normal wear and tear.

3.13          Material Contracts

(a)           Section 3.13 of the Company Disclosure Schedule sets forth a complete and accurate list of the following Contracts of the Company in effect as of the date hereof (together with the Contracts set forth in Section 3.11 (Restrictions on Business Activities), the “Company Material Contracts” and, individually, a “Company Material Contract”):

(i)             any employment or consulting Contract with an employee or individual consultant or salesperson or any consulting or sales Contract with a firm or other organization;

(ii)            any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby;

(iii)           any Contract relating to the lease of personal property involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

(iv)           any Contract relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

(v)            any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(vi)           any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or the extension of credit (other than trade payables in the ordinary course of business consistent with past practices);

(vii)          any Contract for the purchase by the Company of goods or services involving in excess of $10,000 individually or $25,000 in the aggregate;

(viii)         any Contract for the purchase by customers of goods or services involving in excess of $10,000 individually or $25,000 in the aggregate;

(ix)           any dealer, distribution, joint marketing, strategic alliance or development Contract;

(x)            any standstill or similar Contract;

(xi)           any non-employee sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller or independent software vendor Contract or other Contract for the use or distribution of the Company’s products, technology or services;

(xii)          any Contract granting a power of attorney, agency or similar authority to another person or entity;

(xiii)         any other Contract that (a) involves future payments in excess of $10,000 individually or $25,000 in the aggregate or more and that is not cancelable without penalty within 30 days, (b) has an unexpired term as of the Company Current Balance Sheet Date in excess of 12 months and is not otherwise listed on Section 3.13 of the Company Disclosure Schedule or (c) is otherwise material to the business of the Company and not otherwise listed on Section 3.13 of the Company Disclosure Schedule; or

(xiv)         any Contract pursuant to which the Company has agreed to no limitation on the Company’s liability thereunder.

(b)           The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract, nor does the Company have any Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, the giving of notice or both.  Each Company Material Contract is in full force and effect, enforceable in accordance with its terms, and the Company is not in default thereunder, nor, to the Knowledge of the Company, is any party that is obligated to the Company pursuant to any such Company Material Contract in default thereunder.  Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Company Material Contracts without the payment of any additional amounts or consideration, other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of the Company Material Contracts regardless of the transactions contemplated by this Agreement.

3.14          Insurance.  Section 3.14 of the Company Disclosure Schedule contains a complete and accurate list of all insurance policies and bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company (each, a “Company Insurance Policy”).  There is no claim by the Company pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such Company Insurance Policy.  In addition, there is no pending claim of which the total value (inclusive of defense expenses) will exceed the policy limits.  All premiums due and payable under all Company Insurance Policies have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of all Company Insurance Policies.  The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any Company Insurance Policy.

3.15          Litigation.  There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors (in their capacity as such), nor, to the Knowledge of the Company, is there any reasonable basis therefor.  There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors (in their capacity as such) by or before any Governmental Authority, nor, to the Knowledge of the Company, is there any reasonable basis therefor.  No Governmental Authority has, at any time, challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

3.16          Governmental Authorization.  Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, the “Company Authorizations”) has been issued or granted to the Company.  The Company Authorizations are in full force and effect and constitute all authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

3.17          Compliance with Laws.  The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation applicable to the Company, its business or its assets (whether tangible or intangible).

3.18          Minute Books and Records.  The minutes of the Company made available to counsel for Parent are, since the time of incorporation of the Company, the only minutes of the Company and contain accurate summaries of all meetings or actions by written consent of the board of directors (or committees thereof) of the Company and contain all stockholder actions by written consent.  The Company has delivered to counsel for Parent copies of any and all agreements, dated or effective on or after the date of incorporation of the Company, (i) relating to the purchase of any Company Capital Stock, (ii) relating to rights of stockholders of the Company and (iii) between and among stockholders of the Company relating to the Company Capital Stock, including any and all stock purchase agreements, registration rights agreements, voting agreements, right of first refusal agreements and stockholders agreements, the existence of which the Company has Knowledge.

3.19          Brokers’ and Finders’ Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

3.20          Representations and Warranties Complete.  None of the representations and warranties made by the Company herein or in the Schedules or Exhibit hereto, including the Company Disclosure Schedule, or in any certificate or other document furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby, contains, or will contain at the Effective Time, any untrue statement of a material fact or omits, or will omit at the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied as of the date hereof by Parent to Company (the “Parent Disclosure Schedule”), as follows, as of the date hereof and as of the Effective Time:

4.1           Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.

4.2           Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. The board of directors of Parent has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

4.3           No Conflicts.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (x) conflict with, or result in any Conflict with, (i) any provision of the Certificate of Incorporation or Bylaws of Parent or of Merger Sub, (ii) any Contract to which Parent or any of its properties or assets are subject and which has been filed as an exhibit to Parent’s Annual Report on Form 10-K for the year ended December  31, 2007 (“Parent 10-K”) or to such other filings under the Securities Act or the Exchange Act which are made subsequent to the Parent 10-K and prior to the date hereof, (iii) any judgment, order or decree applicable to Parent or Merger Sub or (iv) any statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets, except in the case of this clause (iv) where such Conflict would not have a Parent Material Adverse Effect, or (y) result in the imposition or creation of any Lien upon, or with respect to, any of the assets owned or used by Parent.

4.4           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the requisite approval of the Stockholders and Parent’s stockholders, as contemplated herein, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not have a Parent Material Adverse Effect and (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.5           Parent Capital Structure

(a)            The authorized capital stock of Parent consists of 75,000,000 shares of common stock and 10,000,000 shares of preferred stock.  As of the date hereof, the capitalization of Parent is as set forth in Section 4.5(a) of the Parent Disclosure Schedule.  The total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time (assuming the conversion, exercise or exchange of all securities convertible into, or exercisable or exchangeable for, shares of Parent Common Stock and the exercise of all options, warrants or other rights to purchase Parent Common Stock) will be as set forth in Section 4.5(a) of the Parent Disclosure Schedule.  All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound.  All outstanding shares of Parent Common Stock and all outstanding options, warrants or other rights to purchase Parent Common Stock have been issued or repurchased (in the case of shares that were outstanding and repurchased by Parent) in compliance with all applicable federal, state, foreign or local statutes, laws, rules and regulations, including federal and state securities laws.  Parent has not, and will not have, suffered or incurred any Liability relating to, or arising out of, the issuance or repurchase of any shares of Parent Common Stock or rights to purchase Parent Common Stock or out of any agreements or arrangements relating thereto.  There are no declared or accrued but unpaid dividends with respect to any shares of Parent Common Stock.  Parent has no other capital stock issued and outstanding.

(b)            Except as set forth in Section 4.5(a) of the Parent Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Parent is a party or by which it is bound, obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Parent Common Stock or obligating Parent to grant, extend, accelerate the vesting of, or change the price of, or otherwise amend or enter into, any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock or profit participation rights, or other similar rights, with respect to Parent.  Except as contemplated hereby, there are no voting trusts or proxies, or other agreements or understandings, with respect to the voting stock of Parent.

(c)            Immediately prior to the Effective Time, Parent will have a sufficient number of authorized and unissued shares of its common stock reserved for issuance to complete the transactions contemplated by this Agreement.  Immediately prior to the Effective Time, the Merger Shares will have been duly authorized and, upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and non-assessable and will be free of any Liens.

4.6           Subsidiaries.  Except as set forth in Section 4.6 of the Parent Disclosure Schedule, Parent does not have any subsidiaries or any “affiliated” companies (within the meaning of Rule 144 promulgated under the Securities Act) and does not otherwise own any shares of capital stock or any interest in, and does not control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

4.7           Financial Statements.  Section 4.7 of the Parent Disclosure Schedule sets forth Parent’s unaudited balance sheet as of March 31, 2008, and the related unaudited statements of income, cash flow and stockholders’ equity for the three-month period then ended, and the audited balance sheets as of December 31, 2007 and 2006 and the related audited statements of income, cash flow and stockholders’ equity for the twelve-month periods then ended (the “Parent Financial Statements”).  The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the unaudited Parent Financial Statements do not contain footnotes and other presentation items that may be required by GAAP).  The Parent Financial Statements present fairly, in all material respects, the Parent’s financial condition and operating results as of the dates and during the periods indicated therein.  The Parent’s unaudited balance sheet as of March 31, 2008, is referred to hereinafter in this Article IV as the “Parent Current Balance Sheet”, and the date thereof is referred to herein as the “Parent Current Balance Sheet Date”.  Parent maintains, and shall continue to maintain, an adequate system of internal controls established and administered in accordance with GAAP.

4.8           No Undisclosed Liabilities.  Except as set forth in Section 4.8 of the Parent Disclosure Schedule, Parent has no Liability (whether or not required to be reflected in financial statements in accordance with GAAP), except Liabilities (i) incurred reflected in the Parent Current Balance Sheet or (ii) incurred in the ordinary course of business consistent with past practices since the Parent Current Balance Sheet Date and which do not exceed $25,000 in the aggregate.

4.9           No Changes.  Since the Parent Current Balance Sheet Date through the date hereof, except with respect to the transactions contemplated hereby, (i) the business of Parent has been conducted in the ordinary course and consistent with past practices, (ii) there has not been any employment dispute, including any claims or matters raised by any individuals or any workers’ representative organization or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to Parent, and (iii) there has not been any destruction of or damage to, or loss of, any material assets or business of Parent (whether or not covered by insurance) or any significant customer or significant supplier (whether or not covered by insurance).

4.10          Taxes

(a)           As of the Closing Date, Parent will have (i) prepared and timely filed all material required Returns relating to any and all Taxes concerning or attributable to Parent or its operations, and all such Returns are, or will be, true and correct and have been, or will be, completed in accordance with applicable law and (ii) timely paid all material Taxes it is required to pay.

(b)           As of the Closing Date, Parent will have timely paid or withheld with respect to its employees all federal, state and foreign income taxes, social security charges and similar fees, including under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act, and all other Taxes required to be withheld, and will have timely paid such Taxes withheld over to the appropriate authorities.

(c)           There is no Tax deficiency outstanding, assessed or proposed against Parent, and Parent has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)           No audit or other examination of any Return of Parent is presently in progress, nor has Parent been notified of any request for such an audit or other examination, other than ordinary course audits or examinations with respect to Returns relating to the Canadian federal Goods and Services Tax.

(e)           Parent has made available to the Company or its legal counsel copies of all Returns for Parent filed for all periods since its inception.

(f)           There are (and immediately following the Effective Time, there will be) no Liens on the assets of Parent relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(g)           None of Parent’s assets is treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(h)           Parent has (i) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group, the common parent of which was Parent), (ii) never been a party to any Tax sharing, indemnification or allocation agreement and (iii) no Liability for the Taxes of any person (other than Parent or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement or otherwise.

(i)            Parent has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(j)            No adjustment relating to any Return filed by Parent has been proposed formally or, to the Knowledge of Parent, informally, by any tax authority to Parent or any representative thereof.

(k)            Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(l)             No claim has ever been made by a taxing authority in a jurisdiction where Parent does not file Returns that it is, or may be, subject to taxation by that jurisdiction.

(m)           None of the outstanding indebtedness of Parent constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code or under any other provision of applicable law.

(n)            Parent has not engaged in a transaction that is the same as, or substantially similar to, one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

4.11          Restrictions on Business Activities.  Section 4.11 of the Parent Disclosure Schedule sets forth a complete and accurate list of each Contract (non-competition or otherwise), judgment, injunction, order or decree to which Parent is a party, or that is otherwise binding upon Parent, which has, or may reasonably be expected to have, the effect of prohibiting or impairing any business practice of Parent (including any restrictions on selling, licensing, manufacturing or otherwise distributing any of its technology or products or providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, any acquisition of property (tangible or intangible) by Parent or the conduct of business by Parent or otherwise limiting the freedom of Parent to engage in any line of business or to compete with any person).

4.12          Properties.

(a)           Parent does not own any real property, nor has Parent ever owned any real property.  Section 4.12(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of all real property currently leased by Parent or otherwise used or occupied by Parent for the operation of Parent’s business (the “Parent Leased Real Property”), the name of the lessor, the name and date of each lease agreement related thereto and each amendment thereto.  Parent has provided the Company true, correct and complete copies of all leases, lease guaranties, subleases and agreements for the leasing, use or occupancy of, or otherwise granting a right in, or relating to, the Parent Leased Real Property, including all amendments, terminations and modifications thereof, and there are no other lease agreements for real property affecting the Parent Leased Real Property or by which Parent is bound.  All such lease Contracts are valid and enforceable, and Parent is not in default under any of them, and no rentals are past due, and no circumstance exists, which, with notice, the passage of time or both, could constitute a default under any such Contract.  Parent has received no notice of a default, or alleged failure to perform, or any offset or counterclaim, with respect to any such Contract, which has not been fully remedied or withdrawn.  The consummation of the Merger and the other transactions contemplated hereby will not affect the enforceability against any person of any such Contract or the rights of Parent or the Surviving Corporation to the continued use and possession of the Parent Leased Real Property for the conduct of business as presently conducted.  The Parent Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties and is structurally sufficient and otherwise suitable for the conduct of Parent’s business as presently conducted.

(b)            Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which do not detract from the value of, or interfere with the present use of, the property subject thereto or affected thereby.  The foregoing assets and Parent’s Intellectual Property and Parent’s Intellectual Property Rights constitute all of the assets used in, and necessary for, the business of Parent as currently conducted or currently contemplated to be conducted.

(c)            Section 4.12(c) of the Parent Disclosure Schedule contains a complete and accurate list of all material items of equipment owned or leased by Parent, and such equipment is adequate for the conduct of the business of Parent, as currently conducted and as currently contemplated to be conducted, and is in good operating condition, regularly and properly maintained, subject to normal wear and tear.

4.13          Material Contracts.

(a)            Section 4.13(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of the following Contracts of Parent in effect as of the date hereof (together with the Contracts set forth in Section 4.11 (Restrictions on Business Activities) and Section 4.12(a) (Leases) of the Parent Disclosure Schedule, the “Parent Material Contracts” and, individually, a “Parent Material Contract”):

(i)             any employment or consulting Contract with an employee or individual consultant or salesperson or any consulting or sales Contract with a firm or other organization;

(ii)            any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby;

(iii)           any Contract relating to the lease of personal property involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

(iv)           any Contract relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

(v)           any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Parent’s business;

(vi)           any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or the extension of credit (other than trade payables in the ordinary course of business consistent with past practices);

(vii)          any Contract for the purchase by Parent of goods or services involving in excess of $10,000 individually or $25,000 in the aggregate;

(viii)         any Contract for the purchase by customers of goods or services involving in excess of $10,000 individually or $25,000 in the aggregate;

(ix)           any dealer, distribution, joint marketing, strategic alliance or development Contract;

(x)            any standstill or similar Contract;

(xi)           any non-employee sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller or independent software vendor Contract or other Contract for the use or distribution of Parent’s products, technology or services;

(xii)          any Contract granting a power of attorney, agency or similar authority to another person or entity;

(xiii)         any other Contract that (a) involves future payments in excess of $10,000 individually or $25,000 in the aggregate or more and that is not cancelable without penalty within 30 days, (b) has an unexpired term as of the Parent Current Balance Sheet Date in excess of 12 months and is not otherwise listed on Section 4.13 of the Parent Disclosure Schedule or (c) is otherwise material to the business of Parent and not otherwise listed on Section 4.13 of the Parent Disclosure Schedule; or

(xiv)         any Contract pursuant to which Parent has agreed to no limitation on Parent’s liability thereunder.

(b)           Except as set forth in Section 4.13(b) of the Parent Disclosure Schedule, Parent is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract, nor does Parent have any Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, the giving of notice or both.  Except as set forth in Section 4.13(b) of the Parent Disclosure Schedule, each Parent Material Contract is in full force and effect, enforceable in accordance with its terms, and Parent is not in default thereunder, nor, to the Knowledge of Parent, is any party that is obligated to Parent pursuant to any such Parent Material Contract in default thereunder.

4.14          Employees.

(a)           Section 4.14(a) of the Parent Disclosure Schedule identifies all bonus, deferred or incentive compensation, profit sharing, retirement, vacation, sick leave, hospitalization, severance, stock option, equity compensation, retention, disability, employee benefit plans and other benefit plans of any kind sponsored, maintained or contributed to by Parent (each, a “Parent Plan”).

(b)           All contributions, premiums or payments under or with respect to each Parent Plan which are due on or before the Closing Date have been paid, and all contributions, premiums or payments under or with respect to each Parent Plan which are not due on or before the Closing Date have been paid or properly accrued.

(c)           To its knowledge, Parent is in material compliance with the applicable laws regarding the classification of workers as independent contractors or employees.

(d)           No action, suit, proceeding, hearing or investigation with respect to any Parent Plan (other than routine claims for benefits) is pending or, to the knowledge of Parent, threatened, and, to the knowledge of Parent, there is no basis for any such action, suit, proceeding, hearing or investigation.

(e)           Except as set forth in Section 4.14(e) of the Parent Disclosure Schedule, the execution and delivery by Parent of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (either alone or in connection with the termination of employment or engagement, or change of position of, any employee following, or in connection with, the consummation of the Merger and the other transactions contemplated hereby) constitute an event under any Parent Plan or with respect to any benefit or compensation that will, or may, result in any material payment (whether of severance pay or otherwise), material acceleration of payment, forgiveness of indebtedness, vesting, distribution, material increase in benefits or obligation to fund benefits with respect to any employee of Parent.

(f)           Each stock option granted by Parent to employees, independent contractors and other parties was granted with an exercise price that the board of directors of Parent, in good faith, determined in accordance with the applicable valuation under the Code and at no less than the fair market value of a share of Parent Common Stock on the date on which such stock option was granted.  Except as set forth in Section 4.14(f) of the Parent Disclosure Schedule, no reduction in the exercise price of a stock option granted by Parent has been made subsequent to such stock option’s grant date.

4.15          Insurance.  Section 4.15 of the Parent Disclosure Schedule contains a complete and accurate list of all insurance policies and bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Parent or any Parent Affiliate (each, a “Parent Insurance Policy”).  There is no claim by Parent or any Parent Affiliate pending under any Parent Insurance Policy as to which coverage has been questioned, denied or disputed or that Parent or any Parent Affiliate has a reason to believe will be denied or disputed by the underwriters of such Parent Insurance Policy.  In addition, there is no pending claim of which the total value (inclusive of defense expenses) will exceed the policy limits.  All premiums due and payable under all Parent Insurance Policies have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and Parent and Parent Affiliates are otherwise in material compliance with the terms of all Parent Insurance Policies.  Parent has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any Parent Insurance Policy.

4.16          Litigation.  Except as set forth in Section 4.16 of the Parent Disclosure Schedule, there is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of Parent, threatened, against Parent, its properties (tangible or intangible) or any of its officers or directors (in their capacity as such), nor, to the Knowledge of Parent, is there any reasonable basis therefor.  There is no investigation or other proceeding pending or, to the Knowledge of Parent, threatened, against Parent, any of its properties (tangible or intangible) or any of its officers or directors (in their capacity as such) by or before any Governmental Authority, nor, to the Knowledge of Parent, is there any reasonable basis therefor.  No Governmental Authority has, at any time, challenged or questioned the legal right of Parent to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

4.17          Governmental Authorization.  Each consent, license, permit, grant or other authorization (i) pursuant to which Parent currently operates or holds any interest in any of its properties or (ii) which is required for the operation of Parent’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, the “Parent Authorizations”) has been issued or granted to Parent.  The Parent Authorizations are in full force and effect and constitute all authorizations required to permit Parent to operate or conduct its business or hold any interest in its properties or assets.

4.18          Compliance with Laws.  Parent has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation applicable to Parent, its business or its assets (whether tangible or intangible), except where any non-compliance or violation would not have a Parent Material Adverse Effect.

4.19          Minute Books and Records.  The minutes of Parent made available to counsel for the Company are, since the time Parent became an SEC registrant, the only minutes of Parent and contain accurate summaries of all meetings or actions by written consent of the board of directors (or committees thereof) of Parent and contain all stockholder actions by written consent.  Parent has delivered to counsel for the Company copies of any and all agreements, dated or effective on or after the date on which Parent became an SEC registrant, (i) relating to the purchase of any capital stock of Parent, (ii) relating to rights of the stockholders of Parent and (iii) between and among Parent’s stockholders relating to the capital stock of Parent, including any and all stock purchase agreements, registration rights agreements, voting agreements, right of first refusal agreements and stockholder agreements, the existence of which Parent has Knowledge.

4.20          Parent SEC Documents.  A true and complete copy of each annual, quarterly and other report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov.  As of their respective filing dates, except as noted therein or to the extent corrected by a subsequently filed Parent SEC Document, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Parent SEC Documents.  Except as noted therein or to the extent corrected by a subsequently filed Parent SEC Document, none of the Parent SEC Documents contained, on its filing date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.21          Brokers’ and Finders’ Fees.  Neither Parent nor Merger Sub has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

4.22          Representations and Warranties Complete.  None of the representations and warranties made by Parent herein or in the Schedules or Exhibit hereto, including the Parent Disclosure Schedule, or in any certificate or other document furnished by Parent pursuant to this Agreement or in connection with the transactions contemplated hereby, contains, or will contain at the Effective Time, any untrue statement of a material fact or omits, or will omit at the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V

COVENANTS RELATING TO THE CONDUCT OF BUSINESS
PRIOR TO THE EFFECTIVE TIME

5.1           Conduct of Business. During the period from the date hereof and continuing until the Effective Time, each of the Company, Parent and the Merger Sub agrees, as to itself, that:

(a)           it shall conduct its business and operations (including working capital and cash management practices and the collection of accounts receivable) in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform its other obligations when due and, to the extent consistent with such business, preserve intact its present business organizations, keep available the services of its present officers, key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time; and

(b)           it shall not (except as expressly contemplated herein or permitted hereby or to the extent that the other parties consent in writing):

(i)             cause or permit any amendments to its Certificate of Incorporation, Bylaws or other organizational documents;

(ii)            declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except upon conversion of any shares of preferred stock), or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

(iii)           issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for issuances of its capital stock pursuant to the exercise of outstanding options, warrants or other rights exercisable therefor;

(iv)           incur any indebtedness (other than trade payables in the ordinary course of business consistent with past practices) or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(v)            make any expenditures (including any capital expenditures) or enter into any commitment or transaction exceeding $10,000 individually or $25,000 in the aggregate, other than payment of expenses (including reasonable atttorney’s fees) incurred in connection with the transactions contemplated hereby;

(vi)           sell, lease, license or otherwise dispose of any of its properties or assets (whether tangible or intangible);

(vii)          revalue any of its assets (whether tangible or intangible), other than in accordance with past practice or as required by GAAP;

(viii)         make or change any election in respect of Taxes, adopt or change any accounting method or practices (other than as required by GAAP), enter into any closing agreement, settle any claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(ix)           waive or release any right or claim of the Company;

(x)            commence, threaten or settle any litigation;

(xi)           (A) sell, license or transfer to any person or entity any rights to any of the Company’s Intellectual Property Rights or enter into any agreement with respect to any of the Company’s Intellectual Property with any person or entity, (B) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity or (C) enter into any agreement with respect to the development of any Intellectual Property with a third party;

(xii)          acquire, or agree to acquire, by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;

(xiii)         enter into, renew, fail to renew, renegotiate, amend, or otherwise modify, or materially breach the terms of any Company Material Contract or Parent Material Contract;

(xiv)         terminate, amend or fail to renew any Company Insurance Policy or Parent Insurance Policy;

(xv)          terminate or fail to renew or preserve any Company Authorization or Parent Authorization, with respect to which the termination or failure to renew or preserve would reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively; or

(xvi)         take, or agree in writing or otherwise to take, any of the foregoing actions or any other action that would (A) prevent the party from performing, or cause the party not to perform, its respective covenants hereunder or (B) cause any of its respective representations and warranties contained herein to be untrue or incorrect or result in any of them being untrue or incorrect.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Stockholder Securities Law Compliance and Approval.

(a)           Parent shall issue the shares of Parent Common Stock to be issued to the holders of Company Common Stock pursuant to Section 2.6 hereof, pursuant to an exemption or exemptions from registration under Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act and an exemption or exemptions from qualification under applicable state securities laws.  It is acknowledged and understood that Parent is relying on written representations made by each Stockholder pursuant to an Investor Representation Statement in substantially the form attached hereto as Exhibit A.  Nothing in this Agreement shall be construed as obligating Parent to register any of the Merger Shares under the Securities Act or to issue any Merger Shares to any Stockholder who does not duly complete, and execute and deliver, an Investor Representation Letter in substantially the form attached hereto as Exhibit A.

(b)           As soon as practicable following the execution of this Agreement, each of the Company and Parent will take all action necessary in accordance with the DGCL and the CGCL, as applicable, and its respective Certificate of Incorporation and Bylaws to (i) convene a special meeting of its stockholders to be held as promptly as practicable for the purpose of obtaining, or (ii) obtain, by written consent, the requisite approval of the Merger by such stockholders.

6.2           Commercially Reasonable Efforts; Governmental Approvals; Contract Consents.  Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article VII hereof and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(a)           Each of the Company and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated hereby.  Each of the Company and Parent shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents.  Each of the Company and Parent shall promptly inform the other of any material communication between the Company and Parent (as applicable) and any Governmental Authority regarding the Merger or any other transactions contemplated hereby.  If the Company or Parent or any Affiliate thereof shall receive any formal or informal request from any Governmental Authority for supplemental information or documentary material with respect to the Merger or any other transactions contemplated hereby, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  Each of the Company and Parent shall direct, in its sole discretion, the making of such response but shall consider in good faith the views of the other.

(b)           The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Surviving Corporation under such Contract from and after the Effective Time.

6.3           Notification of Certain Matters.  The Company shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which has caused, or is likely to cause, any representation and warranty of the Company set forth in this Agreement to be untrue or inaccurate at, or at any time prior to, the Effective Time and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Parent shall give prompt notice to the Company of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which has caused, or is likely to cause, any representation and warranty of Parent set forth in this Agreement to be untrue or inaccurate at, or at any time prior to, the Effective Time and (ii) any failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  No information or knowledge obtained pursuant to this Section 6.3 shall affect or be deemed to modify any representation and warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

6.4           Public Disclosure.  No party shall issue or make any statement or other communication or disclosure to any third party (other than their respective agents or employees) regarding this Agreement, the Merger or the other transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party hereto, subject to Parent’s obligation to comply with applicable laws, rules and regulations.

6.5           Spreadsheet.  At least five business days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) in form and substance acceptable to the Exchange Agent and Parent, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer of the Company as of the Closing and which shall separately list, as of the Closing, all Stockholders and their respective addresses, the number of shares of Company Common Stock held by each such Stockholder and the number of Merger Shares to be issued to each such Stockholder.

6.6           Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

6.7           Company Audited Financial Statements.  The Company shall provide to Parent on or before the date that is 75 days after the Closing Date audited financial statements meeting the requirements for filing on Form 8-K under the Exchange Act, as required in connection with the Merger.

6.8           Working Capital Requirements.  Parent shall use commercially reasonable efforts to ensure that Parent is capitalized with at least $4,000,000 of unrestricted cash at the Effective Time, which cash shall be available to fund working capital and general and administrative expenses of Parent and the Surviving Corporation.

6.9           Board of Directors.  Parent shall use commercially reasonable efforts to take all necessary corporate action to ensure that, effective immediately after the Closing, the board of directors of Parent shall consist of Eric Donsky, Richard Lindstrom, Adrienne Graves, Thomas Davidson, Donald Rindell and Elias Vamvakas.

6.10          Directors and Officers Insurance.  At all times from and after the Effective Time, Parent shall use best efforts to maintain directors and officers insurance for the protection and benefit of its then current directors and officers as well as all of its former directors and officers.  Without limiting the generality of the foregoing, Parent shall use best efforts to pay timely all premiums due and payable under such insurance policy or policies and to remain in compliance, at all times, with all of the terms and conditions thereof.  Such insurance policy or policies shall provide coverage in amount and scope, as is appropriate in the surrounding circumstances from time to time, provided that such coverage, at all times, shall be at least equal in amount and scope to the coverage provided by the directors and officers insurance policy of Parent that is in place on the date hereof.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1           Conditions to Obligations of Each Party.  The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)   No Orders or Governmental Proceedings.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or any other transaction contemplated hereby. No Governmental Authority shall have commenced, or notified either Parent or the Company or any of its respective representatives that such Governmental Authority intends to commence proceedings to restrain, prohibit, condition, rescind or take any substantially similar action with respect to any of the transactions contemplated by this Agreement, unless such Governmental Authority shall have withdrawn such notice and abandoned all such proceedings.

(b)           No Injunctions.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of prohibiting the consummation of the Merger or any other transaction contemplated hereby.

(c)           Governmental Approvals.  Parent and the Company shall have obtained all consents and approvals from any Governmental Authority that are necessary to consummate the Merger and the other transactions contemplated hereby.

(d)           Requisite Stockholder Approval.  This Agreement shall have been adopted, and the Merger shall have been approved, by the (i) holders of a majority of the outstanding shares of Company Common Stock, voting together as a separate class, (ii) holders of more than fifty percent of the outstanding shares of the Company’s Preferred Stock and (iii) holders of a majority of the outstanding shares of Parent Common Stock, and such approvals shall not have been rescinded, revoked or otherwise repudiated.

(e)           Debt and Working Capital Requirements.  As of the Closing Date, Parent shall be capitalized with at least $4,000,000 of unrestricted cash, which cash shall be available to fund the working capital and general and administrative expenses of Parent and the Surviving Corporation.

7.2           Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth herein, disregarding all qualifications contained therein relating to materiality or a Company Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), except where the failure of such representations and warranties to be true or correct would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Covenants.  The Company shall have performed and complied, in all material respects, with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.

(c)           No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or condition of any kind or character that has had, or is reasonably likely to have, a Company Material Adverse Effect.

(d)           Litigation.  There shall be no action, suit, claim, order, injunction or proceeding of any nature pending or threatened against Parent or the Company, its respective properties or any of its respective officers or directors (in their capacities as such) arising out of, or in any way connected with, the Merger or the other transactions contemplated hereby.

(e)           Certificate of the Company.  Parent shall have received a certificate of the Company, executed by the Chief Executive Officer of the Company, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c), which certificate will include a reaffirmation of the representations and warranties of the Company set forth in this Agreement as of the Effective Time.

(f)           Good Standing Certificates.  Parent shall have received a good standing certificate with respect to the Company issued by the Secretary of State of the State of Delaware and a tax good standing certificate with respect to the Company issued by the Delaware Franchise Tax Board, each dated within a reasonable period prior to the Closing.

(g)           Indemnity.  Parent shall have executed and delivered to each individual who is a director or officer of Parent immediately prior to the Effective Time a contractual indemnity substantially in the form attached hereto as Exhibit B.

(h)           Assumption of Company Options.  Without derogating from the generality of Section 7.2(b), each holder of Company Options shall have executed and delivered a written consent, in form and substance satisfactory to Parent acting reasonably, to the assumption of Company Options by Parent in accordance with Section 2.6(d)(i).

(i)            Investment Representation Letter.  Each Stockholder shall have duly completed, and executed and delivered, an Investment Representation Letter in substantially the form attached hereto as Exhibit A.

7.3           Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in Article IV, disregarding all qualifications contained therein relating to materiality or a Parent Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Covenants.  Each of Parent and Merger Sub shall have performed and complied, in all material respects, with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing Date.

(c)           No Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or condition of any kind or character that has had, or is reasonably likely to have, a Parent Material Adverse Effect.

(d)           Litigation.  There shall be no action, suit, claim, order, injunction or proceeding of any nature pending or threatened against Parent or the Company, its respective properties or any of its respective officers or directors (in their capacities as such) arising out of, or in any way connected with, the Merger or the other transactions contemplated hereby.

(e)           Good Standing Certificates.  The Company shall have received a good standing certificate with respect to Parent issued by the Secretary of State of the State of Delaware and a tax good standing certificate with respect to Parent issued by the Delaware Franchise Tax Board, each dated within a reasonable period prior to the Closing.

(f)           Opinion of Counsel.  The Company shall have received an opinion dated the Closing Date from counsel for Parent and Merger Sub, in form and substance reasonably satisfactory to the Company and its legal counsel, stating that the Merger Shares are being issued in compliance with federal and state security laws.

(g)           Board of Directors.  Parent shall have used commercially reasonable efforts to take all necessary corporate action to ensure that effective immediately after the Closing, (i) Eric Donsky, Richard Lindstrom, Adrienne Graves, Thomas Davidson, Donald Rindell and Elias Vamvakas are the only directors of Parent and (ii) the officers of Merger Sub shall be as designated by the Company.

(h)           Certificate of Parent.  The Company shall have received a certificate of Parent, executed by a duly authorized officer of Parent, certifying as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

(i)           Consent, Waiver and Election.  The Company shall have received a Consent, Waiver and Election, the form of which has been delivered to Parent and counsel for Parent, from the requisite Stockholders (including each Stockholder who holds preemptive rights to purchase shares of the Company Capital Stock) consenting to, among other things, the waiver and termination of preemptive rights, the termination of the Company’s Preferred Stock Investor Rights Agreement dated as of November 30, 2006, the termination of the Company’s Incentive Stock Plan, the amendment and restatement of the Company’s Certificate of Incorporation, the election of the Company’s preferred stockholders to convert outstanding shares of the Company’s Preferred Stock to Company Common Stock and the approval of the Merger.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)           by unanimous agreement of Parent and the Company;

(b)           by Parent or the Company, if the Closing Date shall not have occurred by August 30, 2008; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by Parent or the Company, if the requisite Company or Parent stockholder approval has not been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in, the failure to obtain the requisite Company or Parent stockholder approval and such action or failure to act constitutes a breach of this Agreement;

(d)           by Parent or the Company, if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated hereby, or (ii)  any statute, rule, regulation or order is enacted, promulgated or issued by any Governmental Authority that would make consummation of the Merger illegal;

(e)           by Parent, if (i) it is not in material breach of its obligations under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) or (b) hereof would not be satisfied at the time of such breach and such breach has not been cured within 10 business days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which, by its nature, cannot be cured; or

(f)           by the Company, if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 7.3(a) or (b) hereof would not be satisfied and such breach has not been cured within 10 business days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which, by its nature, cannot be cured.

8.2           Effect of Termination.  In the event of termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or any of its respective officers, directors, stockholders or representatives, if applicable; provided, however, that (i) each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and (ii) the provisions of Section 6.4 (Public Disclosure) and Section 6.6 (Expenses) hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VII.

8.3           Amendment.  The parties hereto may amend this Agreement at any time solely by executing an instrument in writing signed on behalf of the party against whom enforcement is sought.

8.4           Extension and Waiver.  At any time prior to the Closing, Parent and the Company may, to the extent legally permitted, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested), or sent via facsimile (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)           if to Parent or Merger Sub, to:

OccuLogix, Inc.
2600 Skymark Avenue, Building 9, Suite 201
Mississauga, Ontario
L4W 5B2
Attention:  General Counsel
Telephone No.:  (905) 602-0887
Facsimile No.:  (905) 602-7623

with a copy to:

Torys LLP
237 Park Avenue
New York, New York  10017-3142
Attention:  Andrew J. Beck, Esq.
Telephone No.:  (212) 880-6000
Facsimile No.:  (212) 682-0200

(b)           if to the Company, to:

OcuSense, Inc.
12707 High Bluff Drive
San Diego, California  92130
Attention:  Chief Executive Officer
Telephone No.:  (858) 794-1422
Facsimile No.:  (858) 794-1493

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
12235 El Camino Real, Suite 200
San Diego, California  92130
Attention:  Martin J. Waters, Esq.
Telephone No.: (858) 350-2308
Facsimile No.: (858) 350-2399

9.2           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.3           Entire Agreement ..  This Agreement, and the Schedules and the Exhibit hereto, including the Company Disclosure Schedule and the Parent Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.4           Third Party Beneficiaries.  No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement, except that Article II is intended to benefit Stockholders and except, further, that Section 6.10 is intended to benefit Parent’s directors and officers and all of its former directors and officers.

9.5           Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to Parent Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.6           Severability.  In the event that any provision of this Agreement or the application thereof becomes, or is declared by a court of competent jurisdiction to be, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7           Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.9           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.10          Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first above written.

OCCULOGIX, INC.

By:	/s/Elias Vamvakas
Name:	Elias Vamvakas
Title:	CEO

OCUSENSE ACQUIRECO, INC.

By:	/s/Elias Vamvakas
Name:	Elias Vamvakas
Title:	CEO

OCUSENSE, INC.

By:	/s/Eric Donsky
Name:	Eric Donsky
Title:	CEO

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION